EXHIBIT 10.6


                      AMENDMENT TO ASSET PURCHASE AGREEMENT


            This Amendment to Asset Purchase Agreement ("Amendment") is made and entered into this ____ day of November, 1999, by and among BHS Consulting Corp., a Delaware corporation ("Seller"), Peter J. Bokos and Nancy E. Haser (the "Shareholders"), and Cornell Corrections, Inc., a Delaware corporation ("Purchaser").

                                  INTRODUCTION

            The parties entered into an Asset Purchase Agreement on May 10, 1999 (the "Original Agreement") and the parties also entered into an Extension Agreement dated September 30, 1999 (the "Extension Agreement") which amended the Original Agreement in certain respects (the Original Agreement, as amended by the Extension Agreement, is hereinafter referred to as the "Purchase Agreement"). The parties now desire to further amend the Purchase Agreement. This Amendment sets forth the agreement of the parties respecting that further amendment of the Purchase Agreement.


                              TERMS AND CONDITIONS

            1. PURCHASE PRICE. Section 3.3 of the Purchase Agreement is hereby amended in its entirety to read as follows:

      "The aggregate consideration for the purchase of the Acquisition Assets and the execution and delivery by the Seller of the Covenant Not to Compete Agreement to the Purchaser (the "Seller Noncompete Agreement") shall be $1,900,000 PLUS (i) the amount to be added to the consideration payable under the Seller Noncompete Agreement pursuant to Section 5 of the Extension Agreement, PLUS (ii) the salary and benefit costs incurred by Seller from July 1, 1999 through the Closing of the purchase and sale provided for herein for Fritz Baumgartner as set forth in SCHEDULE 3.3 hereof, PLUS (iii) the salary and benefit costs incurred by Seller from October 16, 1999 through the Closing of the purchase and sale provided for herein for Leslie Balonick as set forth in SCHEDULE 3.3 hereof, PLUS (iv) the salary and benefit costs incurred by Seller from October 16, 1999 through the Closing of the purchase and sale provided for herein for Paul Tracy as set forth in SCHEDULE 3.3 hereof PLUS (v) an amount determined by multiplying $100 by the number of hours as to which Purchaser requests and is given access to Seller's Asset Management staff during the period of October 20, 1999 through the Closing as set forth in SCHEDULE 3.3 hereof, LESS (vi) a working capital allowance of $91,000, and LESS (vii) an amount equal to Seller's accrued vacation pay assumed by Purchaser under SECTION 4.2(B) (the "PURCHASE PRICE"). The consideration shall be payable to Seller at the Closing by wire transfer of immediately available funds to an account designated in writing by Seller."

            2. ALLOCATION REPORTING. SCHEDULE 3.4 as attached to the Purchase Agreement is hereby deleted and shall be replaced by the SCHEDULE 3.4 attached hereto.

            3. ADDITIONAL SCHEDULES. Attached hereto are SCHEDULES 3.1(I), 3.1(III) AND 4.2(B) to the Purchase Agreement.

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
            4. CMHC MATTERS. Because Purchaser has determined that it would prefer to enter into a separate arrangement with CMHC so that Purchaser will not be obliged to share its use of CMHC software with Seller under a sublicense or other agreement between Purchaser and Seller, and Seller is agreeable to changing the approach taken with respect to the CMHC Software under the Purchase Agreement, it is hereby agreed that (i) the text of Section 3.1(viii) of the Purchase Agreement and the text of SCHEDULE 3.1(VIII) is hereby deleted and replaced in each instance with "Intentionally Left Blank", except that for purposes of this Amendment Agreement and the license agreement referred to below in this Section 4, the terms "CMHC Software" and "CMHC Agreements" have the same meanings as defined in the Original Agreement, (ii) the phrase " including, without limitation, those consents listed on SCHEDULE 5.5 hereto," is hereby deleted from Section 9.1(j) of the Purchase Agreement , and (iii) all other references to the CMHC Software or CMHC contained in the Purchase Agreement shall, except as subsequently provided in this Section 4 of this Amendment Agreement, be of no effect (whether set forth in any covenant, warranty, representation, condition or otherwise). Upon submission to Seller by Purchaser of a copy of an invoice issued by CMHC for the grant to Purchaser of a separate license to Purchaser which includes the right to have eight users use software which is the same as the CMHC Software, together with copies of such other supporting documentation as Seller may reasonably request, Seller shall promptly pay to CMHC when due under such invoice an amount equal to one half of the amount set forth in such invoice which is attributable to that separate eight user license to Purchaser or, if such invoice has already been paid by Purchaser, Seller shall promptly reimburse Purchaser for one half of the amount set forth in such invoice which is attributable to that separate eight user license to Purchaser. The license agreement to be entered into between Seller and Purchaser at the Closing for purposes of the license described in Section 3.1(vii) of the Purchase Agreement shall also include the grant of a sublicense from Seller to Purchaser with respect to the CMHC Software in the form and substance of the following:

            SUBLICENSE OF CMHC SOFTWARE. BHS hereby grants a nonexclusive, royalty-free sublicense to Cornell for up to eight users, who shall be employees of Cornell acting on behalf of Cornell, to use the CMHC Software in the same manner and to the same extent as BHS is able to use the CMHC Software under the CMHC Agreements; provided, that such sublicense shall not exceed in scope the rights that BHS may provide in accordance with the consent letter agreement dated August 31, 1999 which was signed by CMHC Systems, Inc. on September 8, 1999, a copy of which has been provided to Cornell. The sublicense described in the immediately preceding sentence shall remain in effect only until the earlier of (i) the date on which CMHC has completed the installation at Cornell's offices of the software that CMHC is licensing directly to Cornell as described in the attached EXHIBIT A and such software has become fully operational, (ii) the date on which BHS has fully moved its operations from the premises that it occupies at 1234 S. Michigan Avenue, Chicago, or (iii) the date on which this License Agreement is terminated. Cornell acknowledges and agrees that BHS shall not have any liability to Cornell arising out of Cornell's use of the CMHC Software pursuant to this sublicense, Cornell hereby waiving any such liability and covenanting not to make any claim against BHS based thereon.

The Exhibit A referred to in the above sublicense provisions shall consist of a copy of the November 1, 1999 letter from Clarence Reed of CMHC Systems to Allen Miller of Cornell Abraxas, together with a copy of the face page of the Equipment Purchase and Software License Agreement which accompanied such letter.

            5. EMPLOYEE ACCESS MATTERS.It is hereby agreed that (i) the text of
Section 9.2(g) of the Purchase Agreement is hereby deleted and replaced with the words "Intentionally Deleted," and (ii) all other references to the Employee Access Agreement contained in the Purchase Agreement shall be of no effect (whether set forth in any covenant, warranty, representation, condition or otherwise). For a period of 21 days from and after the Closing, Purchaser shall, at no expense to Seller, furnish to Seller upon request the services of (and including without limitation the use of facilities, equipment and supplies normally used by) those Transferred Employees who were prior to the Closing either a senior accountant of Seller assigned to Seller's Interventions account or part of Seller's billing staff or data processing staff (all of the foregoing

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
collectively the "Billing Employees"), together with the successor or successors of any such Billing Employees, for purposes of preparing, submitting and processing invoices, statements and other documentation (i) which is necessary or desirable for purposes of collecting monies owed to Interventions relating to periods prior to the Closing, and (ii) which Seller would in the ordinary course have prepared, submitted or processed within the period of 21 days following the Closing. Requests for such services may be submitted orally or in writing on behalf of Seller. Subject to such adjustments as may be reasonably required by Seller, performance of those services shall be rendered in the same form and manner as the activities and documentation included in those services were rendered, prepared and accomplished prior to the Closing when the Billing Employees were employees of Seller. Purchaser shall respond to each such request by Seller for those services by commencing the action required of Purchaser under this Section 5 not later than the first business day which immediately follows the date on which the request in question is submitted and causing the Billing Employees to promptly and diligently complete the requested tasks. Cornell shall pay all compensation of the Billing Employees, including without limitation wages, benefit premiums and federal, state or local employment withholding taxes. When providing the services to be furnished by Purchaser described above, the Billing Employees shall be deemed to be employees of Purchaser and shall not then be deemed to be employees of Seller; provided, that nothing set forth herein shall obligate Purchaser to enter into any employment contract with any of the Billing Employees and a termination of the employment of one or more of the Billing Employees (whether such termination was made by Purchaser or the Billing Employee in question) shall not in and of itself constitute a failure by Purchaser to fulfill its obligations hereunder. Except for submitting invoices and other documentation in accordance with Seller's requests, Purchaser shall not authorize, and shall use its best good faith efforts to keep its employees and representatives from making an unauthorized, disclosure of any of the information provided to Purchaser or its employees by Seller that relates to such services, and shall upon request deliver to Seller all materials of any nature which contain or disclose all or any part of that information; provided, that the foregoing restriction and obligation in this sentence shall not apply to information that Purchaser can demonstrate (i) was already possessed by it prior to the Closing other than as a result of any transaction between Purchaser and Seller, or (ii) is known to the general public without disclosure by Purchaser or an employee or representative of Purchaser.

            6. ADDITIONAL LITIGATION MATTERS. Schedule 5.11 of the Purchase Agreement is hereby amended to additionally include and refer to the following matters: (i) Case No. 99L51089 in the Circuit Court of Cook County, Illinois, having the caption of "Bennierene Castile v. Illinois Department of Employment Security; Director of Illinois Department of Employment Security; Board of Review; BHS Consulting Corp.- Interventions", and (ii) Case No. 99MI600298 in the Circuit Court of Cook County, Illinois, having the caption of "Paul Franz and Joe Thompson v. Interventions and BHS Consulting Corp."

            7. INTERIM MANAGEMENT FEES. Section 5 of the Extension Agreement is hereby amended (and the Purchase Agreement is therefor amended accordingly) to provide in its entirety as follows:

            If the Closing Date is any day other than the first day of a calendar month, at Purchaser's option, Seller agrees to waive (and return to Interventions or IDDRS, as the case may be, if received by Seller) its management fees accrued pursuant to the Interventions Contract and the IDDRS Contract which are attributable to the Transferred Programs (as such term is defined in the IDDRS/Interventions Purchase Agreement) beginning on the first day of the month in which the Closing Date occurs and ending at Closing (the "Interim Management Fees") in exchange for an increase to the amount of consideration paid to BHS at the Closing under the Noncompetition Agreement referred to in Section 9.1(q) to be executed by BHS by an amount equal to such Interim Management Fees.

            8. NO FURTHER AMENDMENTS; DEFINED TERMS. As amended by this Amendment, the Purchase Agreement shall remain in full force and effect. Except as otherwise specifically defined in this

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
Amendment, capitalized terms used in this Amendment have the same meaning as is ascribed to them in the Purchase Agreement.



            IN WITNESS OF THE FOREGOING, the parties hereto have executed this Amendment on the date first set forth above.



BHS CONSULTING CORP.                CORNELL CORRECTIONS, INC.


By__________________________        By__________________________
     Peter J. Bokos, President
                                    Name:_______________________

                                    Title:________________________

-----------------------------
Peter J. Bokos, individually



------------------------------
Nancy E. Haser, individually
4100v.15

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
                                 SCHEDULE 3.1(I)

                                    EQUIPMENT




The items identified on the attached lists of computer equipment and furniture comprise the Equipment.

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



                                SCHEDULE 3.1(III)

                                    CONTRACTS




1.    NONE.



                            *          *          *



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



                                  SCHEDULE 3.3


o Salary and benefit costs incurred by Seller from July 1, 1999 through the Closing for
      Fritz Baumgartner:

                        $32,492.47


o Salary and benefit costs incurred by Seller from October 16, 1999 through the Closing for Leslie Balonick:

                        $10,260.50


o Salary and benefit costs incurred by Seller from October 16, 1999 through the Closing for Paul Tracy:


                        $6,151.69


o The amount determined by multiplying $100 by the number of hours as to which Purchaser has requested and has been given access to Seller's Asset Management staff during the period of October
      20, 1999 through the Closing:


                        $125.00






                        AGGREGATE AMOUNT:       $49,029.66

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



                                  SCHEDULE 3.4
                                   ALLOCATIONS


A.    TOTAL PURCHASE PRICE:
      [As determined pursuant to
      Section 3.3 of the
      Asset Purchase Agreement]
                                                $1,949,794.99

B. CONSIDERATION FOR ASSETS: [Does not include amounts referred to in subparts (ii) through (v) of Section 3.3 of the Asset Purchase Agreement]

                              $1,875,000 LESS (i) $91,000 and (ii) $21,689.75
                                 as set forth in
                              Schedule 4.2(b), which equals

                                                $1,762,310.25


C.    CONSIDERATION FOR NONCOMPETITION AGREEMENT OF BHS CONSULTING CORP.

                              $25,000 PLUS $113,455.08 (which is the amount to be added to the consideration to be paid under the Noncompetition
                              Agreement of BHS Consulting Corp. in exchange for the waiver or repayment by BHS Consulting Corp. of certain management fees), which equals

                                          $138,455.08

D.    ALLOCATIONS


      1.    Class I Assets:         $__________

      2.    Class II Assets:        $__________

      3.    Class III Assets:       $     66,000.00

      4.    Class IV Assets:        $__________

      5.    Class V Assets:         $ 1,834,765.33

                         Total of Allocatio$1,900,765.33
               [this amount should equal the sum of Items B and C
                                     above]

                                 SCHEDULE 4.2(B)

                              ACCRUED VACATION PAY



See attached list.



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